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                                                                    EXHIBIT 99.2

                             i2 TECHNOLOGIES, INC.

              SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The discussion and analysis below contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties, such as statements of the plans, objectives, expectations and intentions of i2 Technologies, Inc. (the "Company"). Such forward-looking statements are generally accompanied by words such as "plan," "estimate," "expect," "believe," "should," "would," "could," "anticipate," "may" or other words that convey uncertainty of future events or outcomes. The forward-looking statements in this discussion and analysis are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The section below entitled "Factors That May Affect Future Results" sets forth certain factors that could cause actual future results of the Company to differ materially from those statements.

OVERVIEW

     The Company is the leading provider of client/server-based decision support software products for supply chain management and related applications. The Company also provides services such as consulting, training and maintenance related to these products. Supply chain management encompasses the planning and scheduling of manufacturing and related logistics, including demand forecasting, raw materials procurement, work-in-process, distribution and transportation across multiple enterprises. i2's client/server software solution, RHYTHM, is designed to provide customers with an end-to-end supply chain management solution, enabling customers to model complex, multi-enterprise supply chains to rapidly generate integrated solutions to supply chain challenges such as demand volatility, production bottlenecks, supply interruptions and distribution alternatives. RHYTHM utilizes a unique, constraint-based methodology which simultaneously considers a broad range of factors -- from changing revenue forecasts to machine capabilities to individual customer commitments -- to optimize all aspects of the supply chain.

     Since inception, the Company has significantly increased its investment in sales and marketing, service and support, research and development and general and administrative staff and accelerated such investment beginning in the last quarter of 1995. As a result of the increased staffing and the costs and expenses related to acquisitions, the Company has experienced decreases in operating margins in 1996 and 1997. As a result of these investments, together with the increasing awareness of the benefits of supply chain management in general and increased market acceptance of the Company's products in particular, the Company's revenues in 1996 and the 1997 were substantially higher than the levels achieved in prior years. In order to capture additional market share, the Company expects to continue to increase staffing levels and incur additional associated costs in future periods through both direct efforts and potential acquisitions. However, there can be no assurance that the Company's revenues will grow in future periods or that the Company will maintain the substantial growth rates in revenues it realized in 1996 and 1997.

     The sales cycle for the Company's products is typically six to nine months, and license fee revenues for a particular period are substantially dependent on orders received and software functionality delivered in that period. Furthermore, the Company has experienced, and expects to continue to experience, significant variation in the size of individual sales. As a result of these and other factors, the Company's results have varied significantly in the past and are likely to be subject to significant fluctuations in the future. Accordingly, the Company believes that period-to-period comparisons of its results of operations are not necessarily indicative of the results to be expected for any future period.

     In May 1997, the Company acquired Think Systems Corporation ("Think"). Approximately 7.7 million shares of Common Stock have been issued or are issuable to the former Think shareholders and optionholders in exchange for all of the capital stock of Think and all unexpired and unexercised options to acquire Think capital stock. Also in May 1997, the Company acquired Optimax Systems Corporation ("Optimax"). Approximately 2.7 million shares of Common Stock have been issued or are issuable to the former Optimax
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stockholders and optionholders in exchange for all of the capital stock of
Optimax and all unexpired and unexercised options to acquire Optimax capital stock. For accounting purposes, the Think and Optimax acquisitions were each treated as a pooling of interests. Accordingly, the Company's consolidated financial statements give retroactive effect to the Think and Optimax acquisitions and include the combined operations of the Company, Think and Optimax for all periods presented.

     In April 1997, the Company acquired the Operations Planning Group ("OPG"), a business activity of Computer Sciences Corporation, for a cash purchase price of $1.0 million. In November 1997, the Company acquired the remaining interest in a minority owned subsidiary, M-Star Systems Limited ("M-Star"), for an aggregate purchase price of $3.75 million. The acquisitions of OPG and M-Star were accounted for under the purchase accounting method.

     In the second quarter of 1997, the Company incurred approximately $5.6 million in certain expenses related to the Think, Optimax and OPG acquisitions. In the fourth quarter of 1997, the Company incurred approximately $3.7 million in certain expenses related to the acquisition of M-Star. Of these expenses, $4.6 million represents the write-off of in-process research and development. The remaining costs included, among other things, investment banking, legal and accounting fees and expenses.

     In April 1998, the Company acquired InterTrans Logistics Solutions Limited ("ITLS") of Markham, Ontario. ITLS provides software designed to manage both the daily operations and the tactical and strategic planning aspects of transportation and logistics activities across the supply chain. Approximately
3.3 million shares of Common Stock have been issued or are issuable to the former ITLS shareholders and optionholders in exchange for all of the capital stock and all unexpired and unexercised options to acquire ITLS capital stock. The Company expects to incur approximately $3 million in expenses related to this acquisition. These expenses include, among other things, investment banking, legal and accounting fees and expenses. Such expenses will be recorded in the second quarter of 1998.

     For accounting purposes, the ITLS acquisition was treated as a pooling of interests. Accordingly, the Supplemental Consolidated Financial Statements and Supplemental Selected Financial Data included elsewhere as exhibits to this Form 8-K give retroactive effect to the acquisition and include the combined operations of the Company and ITLS for all periods presented. The following discussion and analysis should be read in conjunction with such Supplemental Consolidated Financial Statements.

     ITLS purchased a software product from Strategic Decision Systems in 1996, and $1.1 million of the purchase price was recorded as in-process research and development and expensed during 1996. This acquisition was accounted for under the purchase accounting method.

     In May 1998, the Company acquired a software vendor in exchange for approximately 77,000 shares of the Company's common stock and $1.8 million in cash. This acquisition will be accounted for under the purchase accounting method, and a substantial portion of the purchase price is expected to be recorded as in-process research and development and expensed during the second quarter of 1998.

     On April 22, 1998, the Company's Board of Directors approved a two-for-one stock split of the Company's Common Stock. The stock split was paid as a stock dividend on June 2, 1998 to stockholders of record on May 26, 1998. Share and per share amounts included in this Form 8-K have been restated to reflect the stock split.

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RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentages of total revenues represented by certain items reflected in the Company's supplemental consolidated statements of income:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1995     1996     1997
                                                              -----    -----    -----
Revenues:
  Software licenses.........................................   62.8%    60.8%    65.4%
  Services..................................................   28.2     30.4     25.0
  Maintenance...............................................    9.0      8.8      9.6
                                                              -----    -----    -----
          Total revenues....................................  100.0    100.0    100.0
Costs and expenses:
  Cost of software licenses.................................    1.0      0.2      1.3
  Cost of services and maintenance..........................   19.8     21.7     21.5
  Sales and marketing.......................................   27.3     35.0     34.4
  Research and development..................................   22.1     21.8     24.7
  General and administrative................................   13.7     10.4     10.2
  In-process research and development and acquisition
     costs..................................................     --      1.1      4.4
                                                              -----    -----    -----
          Total costs and expenses..........................   83.9     90.2     96.5
                                                              -----    -----    -----
Operating income............................................   16.1      9.8      3.5
Other income (expense), net.................................   (0.4)     1.7      1.6
                                                              -----    -----    -----
Income before income taxes..................................   15.7     11.5      5.1
Provision for income taxes..................................    5.4      4.7      3.2
                                                              -----    -----    -----
Net income..................................................   10.3%     6.8%     1.9%
                                                              =====    =====    =====

  REVENUES

     The Company's revenues consist of software license revenues, service revenues and maintenance revenues. Software license revenues consisted of sales of software licenses which were recognized upon execution of a contract and shipment of the software, provided that no significant vendor obligations remained outstanding, amounts were due within one year and collection was considered probable by management. As discussed in the following paragraph, software license revenue recognition for future periods has been revised. Service revenues are primarily derived from fees for implementation, consulting and training services and are recognized as the services are performed. Maintenance revenues are derived from customer support agreements generally entered into in connection with initial license sales and subsequent renewals. Maintenance revenues are recognized ratably over the term of the maintenance period. Payments for maintenance fees are generally made in advance.

     In October 1997, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition," which provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. Under SOP 97-2, software license revenues will be recognized upon execution of a contract and delivery of software, provided that the license fee is fixed and determinable, no significant production, modification or customization of the software is required and collection is considered probable by management. The provisions of SOP 97-2 are effective for the Company for transactions entered into after December 31, 1997. The Company does not currently believe that the application of SOP 97-2 will have a material impact on its consolidated financial statements. However, because SOP 97-2 does not give specific implementation guidance and limited industry practice has been established regarding the provisions of SOP 97-2, there can be no assurance that SOP 97-2 will not have a material impact on the Company's revenue recognition practices, which could be material to the Company's consolidated financial statements.

     Total revenues increased 112.7% to $213.7 million in 1997 from $100.5 million in 1996, and increased 161.2% in 1996 from $38.5 million in 1995. The Company currently derives substantially all of its revenues
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from RHYTHM licenses and related services and maintenance. The Company expects that RHYTHM related revenues will continue to account for substantially all of the Company's revenues in the foreseeable future. As a result of the Company's dependence on the continued market acceptance of RHYTHM and enhancements thereto, there can be no assurance that total revenues will continue to increase at the rates experienced in prior periods, if at all.

     SOFTWARE LICENSES. Revenues from software licenses increased 128.9% to $139.8 million in 1997 from $61.1 million in 1996, and increased 152.8% in 1996 from $24.2 million in 1995. Software license revenues constituted 65.4%, 60.8% and 62.8% of total revenues in 1997, 1996 and 1995, respectively. The significant increases in the dollar amount of software license revenues were primarily due to an increased awareness of the benefits of supply chain management, growing market acceptance of the Company's software products, a substantial investment in the Company's infrastructure and continued expansion into new geographic and vertical markets. To date, sales of software licenses have principally been derived from direct sales to customers. Although the Company believes that direct sales will continue to account for a majority of software license revenues, the Company's strategy is to increase the level of indirect sales activities. The Company expects that sales of its software products through sales alliances, distributors, resellers and other indirect channels will increase as a percentage of software license revenues. However, there can be no assurance that the Company's efforts to expand indirect sales will be successful.

     SERVICES. Revenues from services increased 75.1% to $53.4 million in 1997 from $30.5 million in 1996, and increased 181.6% in 1996 from $10.8 million in 1995. Service revenues constituted 25.0%, 30.4% and 28.2% of total revenues in 1997, 1996 and 1995, respectively. The significant increases in the dollar amount of service revenues were primarily due to the significant increase in the number of RHYTHM licenses sold and a significant investment in the Company's consulting organization as a result of the increased demand for the Company's products. The increases were also due to an increase in the use of third-party consultants to provide implementation services to the Company's customers which has allowed the Company to more rapidly penetrate international markets. Service revenues as a percentage of total revenues have fluctuated, and are expected to continue to fluctuate on a period-to-period basis based upon the demand for implementation, training and consulting services.

     MAINTENANCE. Revenues from maintenance increased 130.3% to $20.5 million in 1997 from $8.9 million in 1996, and increased 156.5% in 1996 from $3.5 million in 1995. Maintenance revenues constituted 9.6%, 8.8% and 9.0% of total revenues in 1997, 1996 and 1995, respectively. The significant increases in the dollar amount of maintenance revenues were primarily due to the continued increase in the number of RHYTHM licenses sold and a high percentage of maintenance agreement renewals. The Company expects that the dollar amount of maintenance revenues will continue to increase, but maintenance revenues as a percentage of total revenues should not vary significantly from the percentage of total revenues achieved in 1997.

     CONCENTRATION OF REVENUES. During 1995 and 1997, no individual customer accounted for more than 10% of total revenues. During 1996, one customer accounted for approximately 11% of total revenues. The Company believes that the loss of this customer would not have a material adverse effect upon the Company's business, operating results or financial condition.

     INTERNATIONAL REVENUES. The Company recognized $66.7 million, $21.8 million and $3.4 million of revenues from international sources in 1997, 1996 and 1995, representing approximately 31%, 22% and 9% of total revenues, respectively. The Company's revenues from international sources were primarily generated from customers located in Asia, Canada and Europe. In 1997 and 1996, revenues from customers located in Europe accounted for approximately 16% and 11% of total revenues, respectively. The significant increases in revenues from international sources were primarily due to the continued expansion of the Company's international sales and consulting operations as well as software localization efforts. The Company believes that continued growth and profitability will require expansion of its sales in international markets. In order to successfully increase international sales, the Company has utilized and will continue to utilize substantial resources to expand existing international operations, establish additional international operations and hire additional personnel.

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     In June 1997, the Financial Accounting Standards Board issued Statement of
Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which requires that all items that are recognized under accounting standards as components of comprehensive income be reported in the financial statements. The provisions of SFAS No. 130 are effective for the Company beginning in 1998. The Company anticipates that the adoption of SFAS No. 130 will not have a material effect on the Company's financial statement presentation in the future.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments and for related disclosures about products and services, geographic areas and major customers. The provisions of SFAS No. 131 are effective for the Company beginning in 1998. Although the Company currently operates in only one industry segment, the Company is evaluating the potential impact of SFAS No. 131 on its reporting requirements.

  COSTS AND EXPENSES

     COST OF SOFTWARE LICENSES. Cost of software licenses consists primarily of
(i) commissions paid to third parties in connection with joint marketing and other related agreements, (ii) royalty fees associated with third-party software included with the sales of RHYTHM, (iii) the cost of user documentation and (iv) the cost of reproduction and delivery of the software. Cost of software licenses was $2.7 million, $260,000 and $390,000 in 1997, 1996 and 1995, representing
2.0%, 0.4% and 1.6% of software license revenues, respectively. The significant increase in cost of software licenses in 1997, both in dollar amount and as a percentage of software license revenues, was primarily due to an increase in commissions paid to third parties in connection with joint marketing and other related agreements. Cost of software licenses decreased significantly in the second half of 1997 as compared to the first half of 1997 as a result of the termination of the license and distribution agreement with SAP AG ("SAP") pursuant to which the Company was required to pay SAP a commission on RHYTHM products sold to SAP's customers. The Company expects cost of software licenses to vary in the future depending upon the amount of commissions due to other third parties in connection with joint marketing and other related agreements and the amount of royalty fees associated with third-party software included with the sales of RHYTHM.

     COST OF SERVICES AND MAINTENANCE. Cost of services and maintenance consists primarily of costs associated with implementation, consulting and training services. Cost of services and maintenance also includes the cost of providing software maintenance to customers such as hotline telephone support and packaging and shipping costs related to new releases of software and updated user documentation, none of which costs have been significant to date. Cost of services and maintenance was $46.0 million, $21.8 million and $7.6 million in 1997, 1996 and 1995, representing 62.3%, 55.2% and 53.2% of total services and maintenance revenues, respectively. The increases in cost of services and maintenance both in dollar amount and as a percentage of total services and maintenance revenues were primarily due to the increase in the number of consultants, product support and training staff and the increased use of third-party consultants to provide implementation services. In addition, consulting and support centers were established and expanded in Canada, Europe and Japan in the last three months of 1996 and during 1997. The Company expects to continue to increase the number of its consulting, product support and training personnel in the foreseeable future as a means to expand into different geographic and vertical markets. To the extent that the Company's license sales do not increase at anticipated rates, the hiring of additional personnel could adversely affect the Company's gross margins.

     SALES AND MARKETING. Sales and marketing expenses consist primarily of personnel costs, commissions, office facilities, travel, promotional events such as trade shows, seminars and technical conferences, advertising and public relations programs. Sales and marketing expenses were $73.5 million, $35.2 million and $10.5 million in 1997, 1996 and 1995, representing 34.4%, 35.0% and 27.3% of total revenues, respectively. The increases in the dollar amount of sales and marketing expenses were primarily due to (i) increased staffing as the Company established new domestic and international sales offices and expanded its existing direct sales force, (ii) increased sales commissions as a result of significantly higher revenues and (iii) increased marketing and promotional activities. The Company expects to continue to increase its sales
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and marketing activities in order to expand its international sales operations and to enter into new vertical markets. As a result, the Company believes that the dollar amount of sales and marketing expenses will continue to increase.

     RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of the personnel and related costs associated with the Company's research and development activities. Research and development expenses were $52.7 million, $21.9 million and $8.5 million in 1997, 1996 and 1995, representing 24.7%, 21.8% and 22.1% of total revenues, respectively. The increases in the dollar amount of research and development expenses were primarily due to the hiring of additional research and development personnel and other related costs incurred in connection with expanding the Company's research and development centers, particularly its international development facilities. The Company expects that the dollar amount of research and development expenses will continue to increase as the Company continues to invest in developing new products, applications and product enhancements for new vertical markets.

     In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of the Company's products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant, and therefore, the Company has not capitalized any software development costs.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of the personnel and other costs of the finance, human resources, information systems, administrative and executive departments of the Company and the fees and expenses associated with legal, accounting and other services. General and administrative expenses were $21.8 million, $10.4 million and $5.3 million in 1997, 1996 and 1995, representing 10.2%, 10.4% and 13.7% of total revenues, respectively. The increases in the dollar amount of general and administrative expenses were primarily the result of increased staffing and related costs associated with the growth of the Company's business during these periods. The decreases in general and administrative expenses as a percentage of total revenues were primarily due to the substantial increase in total revenues and the Company's ability to leverage its base of resources to support a larger organization. The Company expects that the dollar amount of general and administrative expenses will continue to increase in the foreseeable future.

     IN-PROCESS RESEARCH AND DEVELOPMENT AND ACQUISITION COSTS. The Company incurred approximately $9.3 million in certain acquisition-related expenses in connection with the acquisitions of Think, Optimax and OPG which were recorded in the second quarter of 1997 and in connection with the acquisition of M-Star which was recorded in the fourth quarter of 1997. Of these expenses, $4.6 million represents the write-off of in-process research and development. The remaining costs included, among other things, investment banking, legal and accounting fees and expenses. ITLS purchased a software product from Strategic Decision Systems in 1996, and $1.1 million of the purchase price was recorded as in-process research and development and expensed during the third quarter of 1996.

  OTHER INCOME (EXPENSE)

     Other income (expense) consists primarily of interest income on short-term investments and overnight repurchase agreements offset by interest expense on the Company's debt. Other income (expense) was $3.4 million, $1.7 million and ($167,000) in 1997, 1996 and 1995, representing 1.6%, 1.7% and (0.4%) of total revenues, respectively. The increases in the dollar amount of other income (expense) were primarily due to interest earned on higher balances of cash, cash equivalents and short-term investments resulting from net proceeds of the public offerings of the Company's common stock which were completed in May 1996 and December 1997.

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  PROVISION FOR INCOME TAXES

     The Company recorded income tax expense of $6.9 million, $4.7 million and $2.1 million in 1997, 1996 and 1995, respectively. The Company's effective income tax rates were 63.4%, 40.9% and 34.1% in 1997, 1996 and 1995, respectively. The Company's effective income tax rate was higher in 1997 than in 1996 primarily due to the non-deductibility of certain of the acquisition-related expenses. The Company's effective income tax rate was higher in 1996 than in 1995 due to the non-deductibility of certain of the acquisition expenses, the non-deductibility of the amortization of deferred compensation expense and higher effective state income tax rates.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has primarily financed its operations and met its capital expenditure requirements through cash flows from operations, long-term borrowings and sales of equity securities. Cash flows from operations were $3.0 million for 1997 as compared to $8.0 million for 1996. Operating cash flows decreased in 1997 as compared to 1996 primarily due to an increase in accounts receivable partially offset by increases in the tax benefit from stock option activity, accrued liabilities and accrued compensation and related expenses. The tax benefit from stock option activity is primarily the result of disqualifying dispositions of stock acquired under the Company's stock plans.

     Accounts receivable, net of allowance for doubtful accounts, increased to $75.0 million at December 31, 1997 from $36.3 million at December 31, 1996, primarily due to a continued significant increase in revenues. Based upon the nature of the Company's customers and its past collection experience, the Company does not expect to encounter collection difficulties with respect to such accounts that would have a material effect on the Company's financial position or results of operations.

     Average days' sales outstanding was 85 days for 1997 as compared to 78 days for 1996. The increase in days' sales outstanding was primarily due to a significant increase in receivables from international customers which tend to have longer payment terms compared to customers located in the United States. Additionally, the Company continues to experience larger sales for which some amounts are not due upon execution of the contract. Average days' sales outstanding can fluctuate for a variety of reasons including the timing and billing of receivables for which the related revenues may not yet be recognizable.

     Cash used in investing activities was $11.3 million for 1997 as compared to $28.0 million for 1996. Cash used in investing activities was higher in 1996 than in 1997 primarily due to the initial investment of the net proceeds from the initial public offering of the Company's common stock which was completed in May 1996. Proceeds from the public offering of the Company's common stock which was completed in December 1997 were invested primarily in financial instruments classified as cash equivalents. At December 31, 1997, the Company did not have any material commitments for capital expenditures.

     Cash provided by financing activities was $94.3 million for 1997 as compared to $53.3 million for 1996. Cash provided by financing activities for 1997 includes the Company's net proceeds of $89.4 million from its December 1997 public offering of common stock. Cash provided by financing activities for 1996 includes the Company's net proceeds of $43.7 million from its initial public offering of common stock which was completed in May 1996.

     As of December 31, 1997, the Company had $161.6 million of working capital, including $127.4 million in cash and cash equivalents and $14.5 million in short-term investments as compared to $64.0 million of working capital as of December 31, 1996, including $41.4 million in cash and cash equivalents and $18.0 million in short-term investments.

     The Company may in the future pursue additional acquisitions of businesses, products and technologies, or enter into joint venture arrangements, that could complement or expand the Company's business. Any material acquisition or joint venture could result in a decrease to the Company's working capital depending on the amount, timing and nature of the consideration to be paid.

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     ITLS has a revolving credit agreement (the "Agreement") with a lender which is due on demand, is secured by the assets of ITLS and contains customary restrictive covenants, including covenants requiring ITLS to maintain certain financial ratios. Borrowings under the Agreement bear interest at the lender's prime lending rate plus 1%. At December 31, 1997, ITLS had $657,000 of borrowings outstanding under the Agreement.

     The Company utilizes third-party vendor equipment, telecommunication products and software products which may or may not be Year 2000 compliant. Although the Company is currently taking steps to address the impact, if any, of the Year 2000 compliance issue surrounding such third-party products, failure of any critical technology components to be Year 2000 compliant may have an adverse impact on business operations or require the Company to incur unanticipated expenses to remedy any problems. Management has not yet determined the cost of achieving Year 2000 compliance.

     The Company believes that existing cash and cash equivalent balances, short-term investment balances and potential cash flow from operations will satisfy the Company's working capital and capital expenditure requirements for at least the next 12 months. However, any material acquisitions of complementary businesses, products or technologies could require the Company to obtain additional equity or debt financing. There can be no assurance that such financing will be available on acceptable terms, if at all.

FACTORS THAT MAY AFFECT FUTURE RESULTS

     In addition to the other information in this Form 8-K, the following factors should be considered in evaluating the Company and its business.

  POTENTIAL FOR SIGNIFICANT FLUCTUATIONS IN QUARTERLY RESULTS; DEPENDENCE ON SIGNIFICANT INDIVIDUAL SALES

     The Company's quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. Because the purchase of a supply chain management software solution generally involves a significant commitment of capital, the sales cycle associated with the purchase of the Company's products varies substantially and is subject to a number of significant risks, including customers' budgetary constraints, timing of budget cycles and concerns about the pricing or introduction of new products by the Company or its competitors, factors over which the Company has little or no control. Additional factors include foreign currency exchange rate fluctuations, the mix of direct or indirect sales, changes in joint-marketing relationships, and changes in the Company's strategy. Furthermore, purchases of the Company's products may be deferred or canceled in the event of a downturn in any potential customer's business or the economy in general.

     The amount of revenues associated with particular licenses can vary significantly based upon the number of software modules purchased and the number of sites and users involved in the installation. The Company generally derives a significant portion of its software license revenues in each quarter from a small number of relatively large sales. For example, in each quarter of 1996 and 1997, one or more customers each accounted for at least 15% of total software license revenues in such quarter. While the Company believes that the loss of any of these particular customers would not have an adverse effect, an inability to consummate one or more substantial license sales in any future period could have a material adverse effect on the Company's operating results for that period. Moreover, similar to many other software companies, the Company typically realizes a significant portion of its software license revenues in the last month or even the last week of a quarter. The Company also believes that the tendency of customers to delay placing orders for software products until near the end of a quarter has become more pronounced in recent periods. As a result, small delays in customer orders can cause significant variability in the Company's license revenues and results of operations for any particular period. For all of the foregoing reasons, revenues are difficult to forecast.

     The Company intends to continue to invest heavily in its sales and marketing, consulting and research and development organizations, and sets investment and expense levels based on expected future revenues. If revenues are below expectations, operating results and net income are likely to be adversely and disproportionately affected because a significant portion of the Company's expenses are not variable in the short term, and cannot be quickly reduced to respond to decreases in revenues. In addition, the Company may reduce prices or
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accelerate its investment in research and development efforts in response to competition or to pursue new market opportunities. Any one of these activities may further limit the Company's ability to adjust spending in response to fluctuations in revenue levels. There can be no assurance that revenues will grow in future periods, that they will grow at historical rates, or that the Company will maintain positive operating margins in future quarters.

     The Company's quarterly results of operations are subject to certain seasonal fluctuations. Historically, the Company's revenues have tended to be strongest in the fourth quarter of the year and to increase only modestly in the first quarter of the following year. The Company believes that this seasonality is due to the calendar year budgeting cycles of many of its customers and to compensation policies that tend to compensate sales personnel for achieving annual revenue quotas. The Company expects that in future periods these seasonal trends may cause first quarter revenues to remain consistent with, or decrease from, the level achieved in the preceding quarter.

  COMPETITION

     The markets in which the Company operates are highly competitive. The Company's competitors are diverse and offer a variety of solutions directed at various segments of the supply chain as well as the enterprise as a whole. Competitors include: (i) enterprise resource application software vendors such as SAP, PeopleSoft, Inc., Oracle Corporation ("Oracle") and Baan Company N.V., each of which currently offers sophisticated ERP solutions that currently or may in the future incorporate supply chain management modules or advanced planning and scheduling software; (ii) other suppliers of supply chain software including Manugistics Group, Inc. and Logility, Inc.; (iii) other business application software vendors who may broaden their product offerings by internally developing, or by acquiring or partnering with independent developers of, advanced planning and scheduling software; (iv) internal development efforts by corporate information technology departments; and (v) companies offering standardized or customized products for mainframe and/or mid-range computer systems.

     In connection with specific customer solicitations, a number of ERP vendors have from time to time jointly marketed the Company's products as a complement to their own systems. The Company believes that as its market share increases, and as the ranges of products offered by the Company and these ERP vendors expand and increasingly overlap, relationships which were cooperative in the past will become more competitive, thereby increasing the overall level of competition the Company faces. Specifically, during 1997, the Company and SAP terminated a license and distribution agreement, and SAP announced its intention to develop a suite of advanced planning and scheduling products which are expected to be directly competitive with RHYTHM. The Company believes that additional ERP vendors are focusing significant resources on increasing the functionality of their own planning and scheduling modules, and at least two ERP vendors have recently acquired independent developers of advanced planning and scheduling software which compete with RHYTHM.

     Many of the Company's competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition, a broader range of products to offer and a larger installed base of customers than the Company, each of which could provide them with a significant competitive advantage over the Company. In addition, the Company expects to experience increasing price competition as the Company and its competitors compete for market share. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on the Company's business, operating results and financial condition.

  MANAGEMENT OF GROWTH

     The Company's business has grown rapidly in recent years, with revenues increasing from $38.5 million in 1995 to $100.5 million in 1996 and to $213.7 million in 1997. The Company's recent expansion has resulted in substantial growth in the number of its employees (from 330 at December 31, 1995 to 721 at December 31, 1996 to 1,191 at December 31, 1997), the scope of its operating and financial systems and the geographic distribution of its operations and customers. This recent rapid growth has placed, and if continued will

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

continue to place, a significant strain on the Company's management and operations. Accordingly, the Company's future operating results will depend on the ability of its officers and other key employees to continue to implement and improve its operational, customer support and financial control systems, and to effectively expand, train and manage its employee base. There can be no assurance that the Company will be able to manage any future expansion successfully, and any inability to do so would have a material adverse effect on the Company's business, operating results and financial condition.

  PRODUCT CONCENTRATION; DEPENDENCE ON PRODUCT LINE EXPANSION

     The Company currently derives all of its revenues from RHYTHM licenses and related services. The Company expects that RHYTHM-related revenues, including maintenance and consulting contracts, will continue to account for substantially all of the Company's revenues for the foreseeable future. As a result, the Company's future operating results are dependent upon continued market acceptance of RHYTHM and enhancements thereto. There can be no assurance that RHYTHM will achieve continued market acceptance. A decline in demand for, or market acceptance of, RHYTHM as a result of competition, technological change or other factors would have a material adverse effect on the Company's business, operating results and financial condition.

     As enterprises increasingly focus on decision support for supply chain management challenges, they are requiring greater levels of functionality and broader product offerings from their application software vendors. Moreover, the market for the Company's software products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, and frequent product introductions and enhancements. The Company's future success will depend upon its ability to continue to enhance its current product line and to develop and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. There can be no assurance that the Company will be successful in developing and marketing, on a timely and cost-effective basis, fully functional product enhancements or new products that respond to technological advances by others, or that its new products will achieve market acceptance. The Company's failure to successfully develop and market product enhancements or new products could have a material adverse effect on the Company's business, operating results and financial condition.

  INTEGRATION OF RECENT ACQUISITIONS; POTENTIAL FUTURE ACQUISITIONS

     In April 1997, the Company completed the acquisition of the Operations Planning Group ("OPG"), a business activity of Computer Sciences Corporation. In May 1997, the Company acquired Think Systems Corporation, a New Jersey corporation ("Think"), and Optimax Systems Corporation, a Delaware corporation ("Optimax"). In November 1997, the Company acquired the remaining interest in a minority owned subsidiary, M-Star Systems Limited ("M-Star"). In April 1998, the Company acquired InterTrans Logistics Solutions Limited ("ITLS") of Markham, Ontario, and in May 1998, the Company acquired a software vendor. ITLS purchased a software product from Strategic Decision Systems in 1996. The success of acquisitions depends primarily on the Company's ability to (i) retain, motivate and integrate the acquired personnel with the Company's operations, (ii) integrate multiple information systems and (iii) integrate acquired software with RHYTHM. No assurance can be given that the Company will not encounter difficulties in integrating the respective operations and products of the Company and the recently acquired companies, or that the benefits expected from such integration will be realized. Failure to successfully integrate the recently acquired companies' operations and products into the Company's operations and products could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company may in the future pursue additional acquisitions of businesses, products and technologies, or enter into joint venture arrangements, that could complement or expand the Company's business. The negotiation of potential acquisitions or joint ventures as well as the integration of an acquired business, product or technology could cause diversion of management's time and resources. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization of goodwill and other intangibles, research and development write-offs and other acquisition-related expenses. Further, no assurances can be given that any acquired business will be successfully integrated with the Company's operations. If any such acquisition were to occur, there can be no assurance that the Company will receive the intended benefits of the acquisition. Future acquisitions, whether or not consummated, could have a material adverse effect on the Company's business, operating results and financial condition.

  INTERNATIONAL OPERATIONS AND CURRENCY FLUCTUATIONS

     The Company derived approximately 9%, 22% and 31% of its total revenues from customers located outside of the United States in 1995, 1996 and 1997, respectively. The Company believes that continued growth and profitability will require expansion of its sales in international markets. Further penetration of international markets will require the Company to expand existing foreign operations, to establish additional foreign operations and to translate its software and manuals into additional foreign languages. This expansion may be costly and time-consuming and may not generate returns for a significant period of time, if at all. To the extent that the Company is unable to expand its international operations or translate its software and manuals into foreign languages in a timely manner, the Company's ability to further penetrate international markets would be adversely affected, which could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company's international operations are subject to risks inherent in international business activities, including: difficulty in staffing and managing geographically disparate operations; longer accounts receivable payment cycles in certain countries; compliance with a variety of foreign laws and regulations; unexpected changes in regulatory requirements; overlap of different tax structures; greater difficulty in safeguarding intellectual property; import and export licensing requirements; trade restrictions; changes in tariff rates; and general economic conditions in international markets. In particular, countries in the Asia Pacific region have recently experienced weaknesses in their currency, banking and equity markets. In the future, these weaknesses could adversely affect the demand for the Company's products, the U.S. dollar value of the Company's foreign currency denominated sales and ultimately the Company's results of operations. There can be no assurance that the Company's business, results of operations or financial condition will not be adversely affected by these or other factors that may affect international operations.

     To date, the Company's revenues from international operations have primarily been denominated in United States dollars. As a result, the Company's sales in international markets may be adversely affected by a strengthening United States dollar. Certain sales and the majority of the expenses incurred by the Company's international operations are denominated in currencies other than the United States dollar. In addition, with the expansion of international operations, the number of foreign currencies in which the Company must operate will increase, resulting in increased exposure to exchange rate fluctuations. The Company has implemented limited hedging programs to mitigate its exposure to currency fluctuations. Notwithstanding these hedging programs, exchange rate fluctuations have caused and will continue to cause currency transaction gains and losses. While such currency transaction gains and losses have not been material to date, there can be no assurance that currency transaction losses will not have a material adverse effect on the Company's business, results of operations or financial condition in future periods.

  RISKS ASSOCIATED WITH STRATEGIC RELATIONSHIPS

     The Company has from time to time established relationships with other companies, including Oracle and System Software Associates, Inc., involving collaboration in areas such as product development, marketing, distribution and implementation. The maintenance of these relationships and the development of other such relationships is a meaningful part of the Company's business strategy. However, most of the Company's current and potential strategic partners are either potential competitors of the Company or are currently competitive with the Company to some degree. In addition, certain of the Company's cooperative relationships have failed to meet expectations, such as the Company's terminated license and distribution relationship with SAP. There can be no assurance that the Company's current collaborative relationships will be beneficial to the Company, that such relationships will be sustained, or that the Company will be able to enter into successful new strategic relationships in the future.

  DEPENDENCE UPON KEY PERSONNEL

     The Company's future operating results depend in significant part upon the continued service of a relatively small number of key technical and senior management personnel, few of whom are bound by an employment agreement. The Company's future success also depends on its continuing ability to attract, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and the Company has at times in the past experienced difficulty in recruiting qualified personnel. There can be no assurance that the Company will retain its key technical and managerial employees or that it will be successful in attracting, assimilating and retaining other highly qualified technical and managerial personnel in the future. Kanna (Ken) N. Sharma, the Company's Vice Chairman of the Board and Executive Vice President, has been diagnosed with a brain tumor. While Mr. Sharma is currently providing services to the Company, there can be no assurance as to how long he will be able to continue to do so. The loss of any member of the Company's key technical and senior management personnel or the inability to attract and retain additional qualified personnel could have a material adverse effect on the Company's business, operating results and financial condition.

  PROPRIETARY RIGHTS AND LICENSES

     The Company relies primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights. In addition, the Company generally licenses RHYTHM products to end users in object code (machine-readable) format, and the Company's license agreements generally allow the use of RHYTHM products solely by the customer for internal purposes without the right to sublicense or transfer the RHYTHM products. However, the Company believes that the foregoing measures afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exist, software piracy can be expected to be a problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. Furthermore, there can be no assurance that the Company's competitors will not independently develop technology similar to that of the Company. The Company may increasingly be subject to claims of intellectual property infringement as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Although the Company is not aware that any of its products infringes upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, which could have a material adverse effect upon the Company's business, operating results and financial condition.

     The Company has in the past and may in the future resell certain software which it licenses from third parties. There can be no assurance that these third-party software licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability to maintain or obtain any of these software licenses could result in delays or reductions in product shipments until equivalent software could be identified, licensed and integrated, which could adversely affect the Company's business, operating results and financial condition.

COMPLEXITY OF SOFTWARE PRODUCTS; RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS

     RHYTHM is a client/server solution which can operate on hardware platforms from Digital Equipment, Hewlett-Packard, IBM and Sun Microsystems and operating systems from Sun Microsystems and Microsoft, and can access data from most widely used SQL (structured query language) databases, including Informix, Oracle and Sybase. To the extent that additional hardware or software platforms gain significant market acceptance, the Company may be required to port RHYTHM to such platforms in order to remain competitive. Such platforms may not be architecturally compatible with RHYTHM's software product design, and there can be no assurance that the Company will be able to port RHYTHM to such additional platforms on a timely basis or at all. Any failure to maintain compatibility with existing platforms or to port to new platforms that achieve significant market acceptance would have a material adverse effect on the Company's business, operating results and financial condition.

     As a result of the complexities inherent in client/server computing environments and the broad functionality and performance demanded by customers for supply chain management products, major new products and product enhancements can require long development and testing periods. In addition, software programs as complex as those offered by the Company may contain undetected errors or "bugs" when first introduced or as new versions are released that, despite testing by the Company, are discovered only after a product has been installed and used by customers. While the Company has on occasion experienced delays in the scheduled introduction of new and enhanced products and products containing bugs, to date the Company's business has not been materially adversely affected by delays or the release of products containing errors. There can be no assurance, however, that errors will not be found in future releases of the Company's software, or that any such errors will not impair the market acceptance of these products and adversely affect the Company's business, operating results and financial condition.

     While the Company generally takes steps to avoid interruptions of sales often associated with the pending availability of new products, customers may delay their purchasing decisions in anticipation of the general availability of new or enhanced RHYTHM products, which could have a material adverse effect on the Company's business and operating results. Moreover, significant delays in the general availability of such new releases, significant problems in the installation or implementation of such new releases, or customer dissatisfaction with such new releases, could have a material adverse effect on the Company's business, operating results and financial condition.

  DEPENDENCE ON TECHNICAL AND IMPLEMENTATION PERSONNEL

     The sales of RHYTHM typically involve the utilization of highly qualified technical sales support personnel. A limitation on the number of qualified technical sales support personnel could have a material adverse effect on the Company's ability to expand sales and enter into new vertical markets. The implementation of RHYTHM requires the services of highly trained implementation personnel working directly for the Company or for independent consultants. A shortage in the number of trained implementers, either within the Company or with third-party consulting firms, could limit the Company's ability to implement its software on a timely and effective basis. Delayed or ineffective implementation of the Company's software may limit the Company's ability to expand its revenues and may result in customer dissatisfaction and damage the Company's reputation, each of which could have a material adverse effect on the Company's business, operating results and financial condition.

  YEAR 2000 COMPLIANCE

     Many older computer systems and software products currently in use are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. Based on the Company's assessment, the Company believes that its current versions of its software products are Year 2000 compliant. However, the Company believes some customers are running earlier versions of the software products developed by acquired companies that are not Year 2000 compliant, and the Company has been encouraging such customers to migrate to current product versions. Moreover, the Company's products are generally integrated into enterprise systems involving complicated software products developed by other vendors. Year 2000 problems inherent in a customer's transactional software programs might significantly limit that customer's ability to realize the intended benefits offered by RHYTHM. The Company may in the future be subject to claims based on Year 2000 problems in others' products, custom scripts created by third parties to interface with the Company's products or issues arising from the integration of multiple products within an overall system. Although the Company has not been a party to any litigation or arbitration proceeding to date involving its products or services and related to Year 2000 compliance issues, there can be no assurance that the Company will not in the future be required to defend its products or services in such proceedings, or to negotiate resolutions of claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes, and any liability of the Company for Year 2000-related damages, including consequential damages, could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues in a variety of ways. Many companies are expending significant resources to correct or patch their current hardware and software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company. Any of the foregoing could result in a material adverse effect on the Company's business, operating results and financial condition.

     The Company utilizes third-party vendor equipment, telecommunication products and software products which may or may not be Year 2000 compliant. Although the Company is currently taking steps to address the impact, if any, of the Year 2000 compliance issue surrounding such third-party products, failure of any critical technology components to be Year 2000 compliant may have an adverse impact on business operations or require the Company to incur unanticipated expenses to remedy any problems. Management has not yet determined the cost of achieving Year 2000 compliance.

  PRODUCT LIABILITY

     While the Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims, it is possible that such limitation of liability provisions may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim brought against the Company could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, defending such a suit, regardless of its merits, could entail substantial expense and require the time and attention of key management personnel, either of which could have a material adverse effect on the Company's business, operating results and financial condition.

  VOLATILITY OF STOCK PRICE

     The market price of the Common Stock has been volatile at times and in the future can be expected to be significantly affected by factors such as quarterly variations in the Company's results of operations, the announcement of new products or product enhancements by the Company or its competitors, technological innovations by the Company or its competitors, and general market conditions or market conditions specific to particular industries. In particular, the stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such fluctuations may adversely affect the market price of the Common Stock.

  CONTROL BY MANAGEMENT

     As of May 31, 1998, the Company's executive officers beneficially owned approximately 56.6% of the Company's outstanding Common Stock. Consequently, the Company's executive officers are able to control the outcome of all matters submitted for stockholder action, including the election of members to the Company's Board of Directors and the approval of significant change in control transactions, and effectively control the management and affairs of the Company, which may have the effect of delaying or preventing a change in control of the Company. In addition, Messrs. Sanjiv S. Sidhu, Chairman of the Board and Chief Executive Officer, Kanna (Ken) N. Sharma, Vice Chairman of the Board, Executive Vice President and Secretary and Sandeep (Sandy) R. Tungare, President, Demand Management, constitute three of the five members of the Board of Directors and, therefore, have significant influence in directing the actions of the Board of Directors.

  ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation, as amended (the "Charter"), and Bylaws, as amended (the "Bylaws"), contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder might consider favorable, including provisions: authorizing the issuance of "blank check" preferred stock; providing for a Board of Directors with staggered, three-year terms; requiring super-majority voting to effect certain amendments to the Charter and Bylaws; limiting the persons who may call special meetings of stockholders; prohibiting stockholder action by written consent; and establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at stockholder meetings. Certain provisions of Delaware law and the Company's stock incentive plans may also have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals.